Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of Sachem Capital Corp. (the “Company”) of our report dated March 29, 2019, relating to the financial statements of the Company as of December 31, 2018 and 2017, and for the years then ended (which report expresses an unqualified opinion on the financial statements), included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement on Form S-3.

/s/ Hoberman & Lesser, CPAs, LLP
Hoberman & Lesser, CPAs, LLP

January 27, 2020